United States securities and exchange commission logo





                       September 28, 2022

       Luke Evnin
       Chief Executive Officer
       Turmeric Acquisition Corp.
       450 Kendall Street
       Cambridge, MA 02142

                                                        Re: Turmeric
Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 001-39624

       Dear Mr. Evnin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction